Exhibit 99.1

CorEnergy to Acquire Grand Isle Gathering System for $245 Million

Diversifying CorEnergy’s portfolio of energy infrastructure and supporting expected 11% dividend increase

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – June 22, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) (“CorEnergy or the “Company”) today announced that it has entered into a definitive agreement to acquire 100% of the Grand Isle Gathering System (the “GIGS”), a subsea, midstream pipeline system with related onshore facilities serving oil-producing fields in the shallow portion of the Gulf of Mexico. CorEnergy has agreed to acquire the GIGS from Energy XXI USA, Inc. (“EXXI”) for $245 million in cash. The GIGS provides essential infrastructure to move oil and water from offshore fields onto land, and will enlarge and diversify the Company’s portfolio of REIT-qualifying energy infrastructure assets.

"We are pleased to acquire the Grand Isle Gathering System (GIGS), a critical midstream infrastructure asset serving large oil-producing fields on the Gulf of Mexico shelf. Energy XXI is a quality operator with a dedicated team focused on increasing production and reserves in the GIGS area. The long-lived system, including the onshore facilities, will further diversify our growing infrastructure portfolio,” said David Schulte, Chief Executive Officer of CorEnergy.

Schulte added, “We expect the acquisition of the GIGS system to support CorEnergy’s commitment to stable and growing dividends for our stockholders. Our Board of Directors has confirmed its intent to increase the annualized dividend rate, following completion of the GIGS transaction, from $0.54 per share to $0.60 per share beginning with the distribution for the third quarter of 2015.”

The key characteristics of the GIGS acquisition satisfy CorEnergy’s targeted strategy and investment criteria, including:

•	Critical asset – The GIGS transports oil that amounted to approximately $486 million of annual revenue for EXXI in its 2014 fiscal year
•	High quality – GIGS connects to seven oil fields, including four of the 15 largest fields in the Gulf of Mexico shelf region
•	Stable volumes – The GIGS is currently handling stable volumes with significant pipeline capacity to support potential future expansion and increased production
•	Attractive economics – The GIGS system serves fields with attractive production costs for EXXI and its third-party customers such as ExxonMobil and Shell
•	Accretive cash flows – The long-term lease provides CORR stockholders exposure to attractive minimum rent and participation in potential future growth

The Grand Isle Gathering System

The GIGS includes 153 miles of undersea pipeline that transports oil and water from six Energy XXI fields and one ExxonMobil field. The 16-acre terminal includes four storage tanks, a saltwater disposal facility with three injection wells, and associated pipelines, land, buildings and facilities.

The GIGS system currently transports approximately 60,000 barrels/day (18,000 oil and 42,000 water) with total capacity of 120,000 barrels/day. GIGS volumes represented approximately 42% of EXXI’s oil production for the fiscal year ended June 30, 2014. Initially FERC regulated, the system was deregulated on February 1, 2015.

CORR will acquire 100% of the GIGS system assets for a cash purchase price of $245 million and the assumption of asset retirement obligation (“ARO”) liabilities estimated at approximately $12.5 million, for a total consideration of $257.5 million.

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Triple Net Lease

EXXI will continue to operate the GIGS system under a long-term, triple-net lease with CorEnergy. The primary term of the lease will be 11 years from closing, with an initial renewal term of nine years, subject to certain conditions. The operating lease will utilize a Minimum Rent plus Variable Rent structure. Annual minimum rent payments will average $40.5 million per year during the primary term. Potential additional variable rent will be linked to oil revenues realized by EXXI from the GIGS above a predetermined oil revenue threshold.

Transaction Financing

CorEnergy expects to finance the $245 million GIGS acquisition with a combination of a follow-on common stock offering of 11.25 million shares, a new issue of convertible debt totaling $75 million, and an expansion of its existing Senior Credit Facilities. The remainder of the acquisition cost will be funded with cash that CorEnergy anticipates having available at the time of closing.

Regions Securities LLC is acting as exclusive financial advisor to CorEnergy in connection with the acquisition. Keybane Capital Markets Inc. served as the exclusive financial advisor to EXXI

BofA Merrill Lynch and Wells Fargo will act as joint book running managers for the common stock offering and for the convertible note offering.

The transaction is expected to close in late June.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
•	Debbie Hagen, Investor Relations, 877-699-CORR (2677), info@corridortrust.com